Exhibit 10.1
November 19, 2007
Mr. Michael G. Gretchen
237 E. Livingston Place
Metairie, LA 70005
Dear Mike:
On behalf of Hibernia Homestead & Savings Association I am pleased to offer you the position of Senior Vice President with responsibility for developing the institution’s commercial banking program. Should you accept this offer, your initial salary will be $70,000 per year. In addition to your base salary, you will receive a bonus in the amount of $2,500 for each calendar quarter during which the Association’s average commercial loans outstanding, excluding delinquent loans, equaled or exceeded $5,000,000. When the Association’s average commercial loans outstanding, excluding delinquent loans, equals or exceeds $15,000,000 for a calendar quarter, in lieu of further bonus payments your annual base salary will be increased to $95,000. You will continue to be eligible for discretionary bonuses that may be paid based on the institution’s overall financial results and your personal contribution to the achievement of those results.
As a Hibernia Homestead employee you will be eligible to participate in the Association’s health plan and 401(k) retirement plan. Donna Guerra, our Chief Financial Officer, is available to provide you with detailed information on those plans to supplement the summary information you have already received. The Association will make available to you without charge one parking space in its Union Street parking lot, subject to the rules and procedures of the parking lot operator, Downtown Parking Service, Inc.
I have discussed with you in confidence our intention to pursue a plan of conversion from our current mutual form of organization to that of an investor owned stock company. Our Board of Directors has not made a final commitment to seek regulatory approval for such a plan, and therefore conversion cannot be assured. If the Association obtains the required regulatory approvals and undertakes a conversion, you will be eligible to participate in the company’s Employee Stock Ownership Plan as well as a stock grant plan and a stock option plan. We would expect to activate those plans within six to twelve months following an initial public stock offering. The number of shares allocated to each of these plans will be determined based on regulatory guidelines and the total number of shares issued in the conversion offering. Your participation in the ESOP will be a function of your salary in relation to the Association’s total salary expense. It is our intention to allocate to you approximately 5% of the total shares in the stock grant plan and approximately 8% of the total shares in the stock option plan.
Mike, I appreciation your interest in Hibernia Homestead and would very much like to see you join us. I know you understand our limitations in making your salary offer and hope that you share my confidence in the long term potential of the institution with you in a key leadership position. Please let me know if you have any questions about this offer. We ask that you respond to the offer prior to its expiration date of December 3, 2007.
Sincerely yours,
A. Peyton Bush, III
President and Chief Executive Officer